Piccadilly Announces Amendment to its Senior Credit Facility

BATON ROUGE, Louisiana (June 29, 2001)—Piccadilly Cafeterias, Inc. (NYSE:PIC) announced today that it has reached an agreement with its senior bank lenders to amend the Company's Senior Credit Facility. The Company previously announced that the accounting charges for impairment of property, plant and equipment recorded in the third quarter ended March 31, 2001, reduced the Company's tangible net worth and the Company was not in compliance with the minimum tangible net worth provision of the Senior Credit Facility. The Company also announced that it anticipated certain charges in its fourth quarter ending June 30, 2001, that will have a negative impact on tangible net worth.

The Senior Credit Facility supports the Company's letters of credit and provides cash for short-term working capital needs. As of today, the Company has no borrowings under the facility.

The amendment waives the third quarter violation and lowers the required minimum tangible net worth to a level that accommodates the third quarter and the previously announced fourth quarter charges. Maintaining compliance with the tangible net worth covenant will be difficult in the next year if the Company's recent operating trends continue.

Piccadilly is the largest cafeteria company in the U.S. with 230 cafeterias in 16 Southeastern and Mid-Atlantic states with approximately $425 million in annual revenues. Information about the Company is available at www.piccadilly.com.

Certain statements contained in this press release may be forward-looking statements. These forward-looking statements and all other statements are subject to a number of risks and uncertainties, and actual results may differ materially than those forecasted. Certain factors, which could affect the accuracy of statements in this press release, are identified in the public filings made by Piccadilly Cafeterias, Inc. with the Securities and Exchange Commission.